As filed with the Securities and Exchange Commission on June 20, 2003
                                                      Registration No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             XO COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                            54-1983517
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                             11111 Sunset Hills Road
                             Reston, Virginia 20190
          (Address, including zip code, of principal executive offices)

                ------------------------------------------------
                             XO Communications, Inc.
                            2002 Stock Incentive Plan
                            (Full title of the plan)
                ------------------------------------------------

                               Wayne M. Rehberger
                Executive Vice President, Chief Financial Officer
                             XO Communications, Inc.
                             11111 Sunset Hills Road
                             Reston, Virginia 20190
                                 (703) 547-2000

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                ------------------------------------------------
                                    Copies to
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000
                ------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
    Title of       Amount to be       Proposed        Proposed       Amount of
securities to be  registered (1)      maximum         maximum      registration
   registered                      offering price    aggregate          fee
                                        per           offering
                                     Option (2)      price (2)
--------------------------------------------------------------------------------
Options to
purchase and Stock
Appreciation
Rights relating
to Common
Stock, $0.01 par     1,900,000          N/A        $10,708,067.00     $866.28
value per share
===============================================================================

     (1) This Registration Statement covers the offer and sale of options to purchase ("Options") and stock appreciation rights relating to ("SARs") an aggregate of 1,900,000 shares of the common stock of XO Communications, Inc., $0.01 par value per share, issuable pursuant to the XO Communications, Inc. 2002 Stock Incentive Plan (the "Plan") through awards granted under the XO Communications, Inc. 2003 Employee Retention and Incentive Plan (the "Retention Plan"). In addition, this Registration Statement covers an indeterminable number of additional Options and SARs as may hereafter be offered or issued pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act").

     (2) Estimated solely for calculating the amount of the registration fee. The registration fee has been calculated based on the aggregate potential cash awards that the Option and SAR recipients may elect to waive in order to have the opportunity to earn Option and SAR awards under the Retention Plan.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by XO Communications, Inc., a Delaware corporation (the "Company"), are incorporated by reference into this Registration Statement:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed pursuant to the Exchange Act; and

          (c) the Company's Current Reports on Form 8-K, filed on May 19, 2003, June 6, 2003 and June 13, 2003 pursuant to the Exchange Act;

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). IN ADDITION, THE COMPANY WILL PROVIDE ALL DOCUMENTS REQUIRED TO BE DELIVERED TO PARTICIPANTS PURSUANT TO RULE 428(b) OF THE SECURITIES ACT. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO GENERAL COUNSEL, XO COMMUNICATIONS, INC., 11111 SUNSET HILLS ROAD, RESTON, VIRGINIA 20190, (703) 547-2000.

Item 4. DESCRIPTION OF SECURITIES

     The Options are options to purchase shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be issued pursuant to the Company's 2002 Stock Incentive Plan as a result of awards granted under the Company's 2003 Employee Retention and Incentive Plan (the "Retention Plan"). A SAR gives the recipient the right to exercise the SAR and receive a cash amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price stated in the SAR multiplied by the number of shares with respect to which the SAR is being exercised. Options and SARs covering an aggregate of 1,900,000 shares of Common Stock have been authorized for issuance by the Company. Pursuant to the terms of the Retention Plan, except as set forth below for Options and SARs granted to terminating employees, Options and SARs will be granted (i) upon the completion of the Company's second fiscal quarter of 2003 (the "Second Quarter Awards") and (ii) upon the attainment of certain year-end Company revenue and cash balance goals following the end of fiscal 2003 (the "Fourth Quarter

Awards"). The Second Quarter Awards will be fifty percent (50%) vested and exercisable on the date of grant, with the remaining fifty percent (50%) vesting ratably every month for twenty four (24) months following the month of grant. The Fourth Quarter Awards will be twenty-five percent (25%) vested and exercisable on the date of grant, with the remaining seventy-five percent (75%) vesting ratably every month for thirty-six (36) months following the month of grant. Vesting of the Options and SARs is subject to continued employment with the Company or a subsidiary on the respective vesting dates.

     Participants in the Retention Plan who terminate employment with the Company and its subsidiaries prior to the end of either the second fiscal quarter of 2003 or the fourth fiscal quarter of 2003 will be granted Options or SARs prior to the date of termination rather than after the end of the second and fourth fiscal quarters, respectively, and as such will be granted unvested Options or SARs subject to vesting at the end of the second fiscal quarter and upon the achievement of the relevant performance goals in the fourth fiscal quarter. Those Options and SARs will be prorated for the period of employment during the first or second half of fiscal 2003, as applicable. Those prorated Second Quarter Awards granted to terminating employees will vest and become exercisable as to fifty percent (50%) of the underlying shares of Common Stock on the date that Second Quarter Awards are granted to employees following the second fiscal quarter and those prorated Fourth Quarter Awards granted to terminating employees will vest and become exercisable as to twenty-five percent (25%) of the underlying shares of Common Stock, subject to the achievement of the Company's revenue and cash balance goals, on the date that Fourth Quarter Awards are granted to employees following the fourth fiscal quarter. Prorated Options and SARs granted to terminating employees will only be subject to vesting as to fifty percent (50%) and twenty-five percent (25%), respectively, and will expire three months after they vest.

     The Options and SARs will expire ten years from the date of grant, subject to earlier expiration upon termination of employment with the Company and its subsidiaries. The per share exercise price for the Options and SARs will be equal to eighty percent (80%) of the market value of one share of Common Stock on the effective date of the Retention Plan. There are currently no options or stock appreciation rights outstanding having the same terms and conditions as the Options and SARs to be granted pursuant to awards under the Retention Plan.

     The number and class of shares covered by each outstanding Option and SAR and the exercise price per share thereof (but not the total price), and each such Option and SAR, will all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     Except as provided below, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, each Option and SAR will terminate. Notwithstanding the foregoing, the optionee and SAR holder shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Option and SAR in whole or in part, to the extent the vesting requirements have been satisfied.

     If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all Options and SARs will be converted into options to purchase and stock appreciation rights relating to shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such Options and SARs will not be converted into options to purchase or stock appreciation rights relating to shares of Exchange Stock, but instead will terminate in accordance with the provisions set forth above. The amount and price of converted Options and SARs subject to an award shall be determined by adjusting the amount and price of the Options and SARs in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule for the Options and SARs will continue to apply for the Exchange Stock.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Inapplicable

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

     XO Management Services, Inc., a subsidiary of the Company, entered into indemnification agreements with certain officers and former directors of the Company on July 14, 2002 to indemnify them for claims against them arising from their employment by the Company, and for payment of related costs and expenses.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Inapplicable

Item 8. EXHIBITS

Exhibit No.
-----------

   5 Opinion of Willkie Farr & Gallagher with respect to the legality of the securities to be issued pursuant to the Plan.

   23.1     Consent of Ernst & Young LLP.

   23.2     Consent of Willkie Farr & Gallagher (contained in Exhibit 5).

Item 9. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 19th day of June, 2003.

                                    XO Communications, Inc.

                                    By:  /s/ Wayne M. Rehberger
                                         ----------------------------------
                                         Wayne M. Rehberger
                                         Executive Vice President and Chief
                                         Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Title                      Date
             ---------                         -----                      ----

/s/ Carl J. Grivner                President, Chief                June 19, 2003
----------------------             Executive Officer
Carl J. Grivner                    and Director
                                   (Principal Executive
                                   Officer)


/s/ Wayne M. Rehberger             Executive Vice                  June 19, 2003
----------------------             President and Chief
Wayne M. Rehberger                 Financial Officer
                                   (Principal Financial
                                   Officer and
                                   Principal Accounting
                                   Officer)

                                   Director                        June __, 2003
----------------------
Carl C. Icahn


/s/ Vincent Intrieri               Director                        June 18, 2003
----------------------
Vincent Intrieri


/s/ Keith Meister                  Director                        June 18, 2003
----------------------
Keith Meister


/s/ Adam Dell                      Director                        June 19 2003
----------------------
Adam Dell


/s/ Andrew R. Cohen                Director                        June 18, 2003
----------------------
Andrew R. Cohen

                                INDEX TO EXHIBITS

Exhibit No.            Description of Exhibit
-----------            ----------------------

5           Opinion of Willkie Farr & Gallagher.

23.1        Consent of Ernst & Young LLP.

23.2        Consent of Willkie Farr & Gallagher (contained in
            Exhibit 5).